Sub-Item 77Q(1)(e)(1)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into effective March 1, 2011 among M Financial Investment Advisers, Inc., a Colorado corporation (the “Adviser”) and M Fund, Inc. a Maryland corporation (the “Fund” and with the Adviser, the “Parties”).

RECITALS

A. The Parties entered into an Investment Advisory Agreement dated September 1, 2001, as amended (the “Agreement”).

B. The Parties desire to amend the Agreement to revise the fee schedule set forth on Schedule A to the Agreement as a result of replacing the sub-adviser to the M International Equity Fund.

AGREEMENT

1.	Amendment. Schedule A is amended to read in its entirety to as set forth in Schedule A to this Amendment.

2. Other Provisions. The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

3.	Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4.            Signatures.  This Amendment may be signed in counterparts.  A fax of portable document format (pdf) transmission of a signature page will be considered an original signature page.  At the request of a Party, the other Party will confirm a fax- or pdf-transmitted signature page by delivering an original signature page to the requesting Party.

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The Parties have caused this AMENDMENT TO ADVISORY AGREEMENT to be executed by their duly authorized officers as of the day and year first written above.

M FINANCIAL ADVISERS, INC. /s/ JoNell Hermanson By: JoNell Hermanson, President

M FUND, INC. /s/ JoNell Hermanson By: JoNell Hermanson, President

Schedule A
to the
Investment Advisory Agreement
between
M Fund, Inc.
and
M Financial Investment Advisers, Inc.

Pursuant to Section 5, the Fund shall pay the Adviser compensation at an effective annual rate as follows:

Name of PortfolioAnnual Rate of Compensation

M International Equity Fund0.70%

M  Large Cap Growth Fund    0.50% on the first $50 million
0.45% on the next $50 million
0.40% on all assets thereafter

M Capital Appreciation Fund0.90%

M Business Opportunity Value Fund0.65% of first $50 million
0.60% of next $50 million
0.55% of next $100 million
0.50% on all assets thereafter